Exhibit 99.1
FINANCIAL INFORMATION AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Caesars Acquisition Company's primary asset is its interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As the investment in CGP LLC is considered to be significant to Caesars Acquisition Company ("CAC"), CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with Securities and Exchange Commission Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, CAC has elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,139.8	$790.7
Restricted cash	3,354.9	2.6
Receivables, net of allowance for doubtful accounts of $5.9 and $9.2, respectively	66.9	61.0
Prepayments and other current assets	29.2	32.2
Assets held for sale	—	363.5
Total current assets	4,590.8	1,250.0
Investment in Caesars Enterprise Services, LLC	28.3	26.5
Land, property and equipment, net	2,483.3	2,562.7
Goodwill	214.1	214.1
Intangible assets other than goodwill, net	204.4	215.6
Restricted cash	5.5	8.9
Prepaid management fees to related parties	197.1	206.5
Deferred charges and other	46.4	49.0
Total assets	$7,769.9	$4,533.3

Liabilities and Equity
Current liabilities
Accounts payable	$22.5	$33.3
Payables to related parties	340.5	41.3
Accrued expenses and other current liabilities	315.1	140.4
Accrued interest payable	52.4	37.0
Foreign tax payable	—	0.1
Current portion of long-term debt	21.5	69.7
Liabilities held for sale	—	66.4
Total current liabilities	752.0	388.2
Long-term debt	2,257.9	2,267.6
Deferred tax liabilities	—	16.7
Deferred credits and other	29.9	129.1
Total liabilities	3,039.8	2,801.6

Commitments and contingencies
Redeemable non-controlling interests	0.9	0.5
Equity
Additional paid-in capital	361.0	1,277.3
Retained earnings	4,357.6	413.7
Total equity attributable to Caesars Growth Partners, LLC	4,718.6	1,691.0
Non-controlling interests	10.6	40.2
Total equity	4,729.2	1,731.2
Total liabilities and equity	$7,769.9	$4,533.3

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Casino	$253.0	$260.6	$785.9	$778.5
Food and beverage	66.9	73.6	207.3	207.9
Rooms	90.2	82.2	274.4	239.0
Other	57.6	48.0	162.3	132.6
Less: casino promotional allowances	(45.2)	(46.7)	(145.8)	(140.6)
Net revenues	422.5	417.7	1,284.1	1,217.4

Operating expenses
Direct
Casino	134.1	138.0	417.7	416.5
Food and beverage	30.6	33.0	92.8	94.4
Rooms	24.9	21.7	71.2	61.9
Property, general, administrative and other	285.4	132.8	559.4	363.0
Write-downs, reserves and project opening costs, net of recoveries	(1.3)	1.8	0.5	8.4
Management fees to related parties	8.6	14.1	33.3	45.1
Depreciation and amortization	47.3	39.2	129.5	110.9
Change in fair value of contingently issuable non-voting membership units	—	7.3	—	(107.5)
Total operating expenses	529.6	387.9	1,304.4	992.7
(Loss)/income from operations	(107.1)	29.8	(20.3)	224.7
Interest expense, net of interest capitalized	(49.0)	(50.1)	(149.1)	(145.3)
Other income, net	—	5.0	—	4.0
(Loss)/income from continuing operations before (provision for)/benefit from income taxes	(156.1)	(15.3)	(169.4)	83.4
(Provision for)/benefit from income taxes	(7.6)	(1.5)	9.2	3.8
Net (loss)/income from continuing operations	(163.7)	(16.8)	(160.2)	87.2
Discontinued operations
Income from discontinued operations before income taxes, including $4,161.2 gain on sale of SMG Business in the third quarter of 2016	3,972.6	56.5	4,090.9	164.1
Benefit from/(provision for) income taxes related to discontinued operations	46.8	(19.2)	(13.8)	(49.7)
Net income from discontinued operations	4,019.4	37.3	4,077.1	114.4
Net income	3,855.7	20.5	3,916.9	201.6
Less: net loss/(income) attributable to non-controlling interests	33.2	(1.7)	26.4	(4.0)
Comprehensive income attributable to Caesars Growth Partners, LLC	$3,888.9	$18.8	$3,943.3	$197.6

CASESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Non-controlling Interests	Total Equity
Balance at January 1, 2015	$1,078.0	$191.9	$33.9	$1,303.8
Net income	—	197.6	4.9	202.5
Issuance of Caesars Interactive Entertainment, Inc. common stock	46.0	—	8.6	54.6
Purchase of Caesars Interactive Entertainment, Inc. common stock	(44.2)	—	(9.5)	(53.7)
Stock-based compensation	3.6	—	—	3.6
Transactions with parents and affiliates, net	(39.8)	—	—	(39.8)
Other	4.0	—	—	4.0
Balance at September 30, 2015	$1,047.6	$389.5	$37.9	$1,475.0

Balance at January 1, 2016	$1,277.3	$413.7	$40.2	$1,731.2
Net income	—	3,943.3	(26.8)	3,916.5
Issuance of Caesars Interactive Entertainment, Inc. common stock	23.2	—	4.1	27.3
Purchase of Caesars Interactive Entertainment, Inc. common stock and non-controlling interest	(645.1)	—	(7.0)	(652.1)
Stock-based compensation	4.4	—	—	4.4
Transactions with parents and affiliates, net	(298.8)	—	—	(298.8)
Other	—	0.6	0.1	0.7
Balance at September 30, 2016	$361.0	$4,357.6	$10.6	$4,729.2

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$3,916.9	$201.6
Net income from discontinued operations	(4,077.1)	(114.4)
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	129.5	110.9
Amortization of debt discount and debt issuance costs	8.7	8.1
Gain on contract termination	—	(5.0)
Change in fair value of contingently issuable non-voting membership units	—	(107.5)
Stock-based compensation	191.9	27.1
Non-cash management fee payable to related parties	1.7	11.1
Net change in deferred income taxes	(16.0)	0.2
Net change in long-term accounts	10.0	7.4
Net change in working capital accounts	120.9	(24.8)
Other	1.7	—
Cash flows provided by operating activities	288.2	114.7
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(44.7)	(147.5)
Return of investment from discontinued operations	132.1	94.4
Contributions to discontinued operations	(143.6)	(29.3)
Additional investments in Caesars Enterprise Services, LLC	(2.6)	(1.5)
Increase in restricted cash	(4,410.6)	(9.0)
Decrease in restricted cash	1,061.7	35.8
Cash flows used in investing activities	(3,407.7)	(57.1)
Cash flows from financing activities
Proceeds from issuance of debt	15.0	80.0
Repayments under lending agreements	(80.4)	(56.0)
Payments on long-term debt to related party	—	(20.0)
Proceeds from issuance of Caesars Interactive Entertainment, Inc. stock	2.2	4.5
Repurchase of Caesars Interactive Entertainment, Inc. stock	(609.0)	(53.7)
Payments to former minority interest holders	(486.6)	—
Sale of partial interest in Maryland joint venture	—	1.0
Distributions to parents, net	(20.9)	(38.6)
Acquisition related contingent consideration payment	—	(1.5)
Cash flows used in financing activities	(1,179.7)	(84.3)
Cash flows from discontinued operations
Cash flows from operating activities	141.6	87.3
Cash flows from investing activities	4,384.2	(8.2)
Cash flows from financing activities	11.5	(95.8)
Net cash from discontinued operations	4,537.3	(16.7)
Cash held for sale, beginning of period	111.0	103.5
Cash held for sale, end of period	—	85.8
Net increase/(decrease) in cash and cash equivalents	349.1	(25.7)
Cash and cash equivalents, beginning of period	790.7	840.6
Cash and cash equivalents, end of period	$1,139.8	$814.9

OTHER INFORMATION
Disposition of SMG Business
On September 23, 2016, Caesars Interactive Entertainment, LLC ("CIE", formerly Caesars Interactive Entertainment, Inc.), a Delaware limited liability company, a subsidiary of CGP LLC, sold its social and mobile games business (the "SMG Business") for $4.4 billion, subject to customary purchase price adjustments, to Alpha Frontier Limited, a Cayman Islands exempted company ("Purchaser") (such sale, together with the transactions contemplated under the Purchase Agreement, the "Sale"), pursuant to the Stock Purchase Agreement, dated as of July 30, 2016 (the "Purchase Agreement"), entered into by and among CIE, Purchaser, and, solely for certain limited purposes described therein, CGP LLC, and CIE Growth, LLC, a Delaware limited liability company. The Purchaser was backed by a consortium that includes Giant Investment (HK) Limited, an affiliate of Shanghai Giant Network Technology Co., Ltd.; Yunfeng Capital; China Oceanwide Holdings Group Co., Ltd.; China Minsheng Trust Co., Ltd.; CDH China HF Holdings Company Limited and Hony Capital Fund. As a result of the Sale, the historical results of CGP LLC have been recast to reflect the portion of the CIE business disposed of as discontinued operations for all periods presented herein.
CGP LLC recognized a pre-tax gain of approximately $4.2 billion from the Sale. To the extent that there are purchase price adjustments subsequent to September 30, 2016, the overall recorded gain on the transaction may be adjusted. At September 30, 2016, an estimated current income tax expense on the portion of the gain attributable to CAC in the amount of approximately $277.6 million was recorded on CAC's Condensed Balance Sheet within Accrued income taxes. CAC also recorded a Receivable from related party and a corresponding reduction in its Equity method investment in Caesars Growth Partners, LLC for $277.6 million, as CGP LLC is required under the terms of the CGP LLC Operating Agreement to pay CAC's tax obligation resulting from the Sale once such amount is paid by CAC.
In connection with the Sale and related restructuring, CIE retained its World Series of Poker ("WSOP") and regulated online real money gaming ("RMG") businesses. CIE also granted an exclusive, royalty bearing license to Playtika, Ltd. ("Playtika"), a CIE subsidiary constituting part of the SMG Business, with respect to the WSOP and other WSOP-related trademarks owned by CIE or its affiliates and an exclusive royalty bearing sublicense with respect to certain trademarks for continued use in Playtika's social and mobile games business.
Pursuant to the Purchase Agreement, CIE agreed to hold a portion of the Sale proceeds in a separate maintenance account until the occurrence of certain bankruptcy release events. In connection with the closing of the Sale (the "SMG Business Sale Closing"), and pursuant to the Purchase Agreement and the CIE Proceeds and Reservation of Rights Agreement (including exhibits thereto, the "CIE Proceeds Agreement"), dated September 9, 2016, entered into by and among CAC, CIE, Caesars Entertainment Corporation ("CEC") and Caesars Entertainment Operating Company, Inc., a majority owned subsidiary of CEC, CIE agreed to deposit into an escrow account (the "CIE Escrow Account") the Sale proceeds in excess of the sum of: (a) certain amounts used for the payment of transaction expenses related to the SMG Business Sale Closing, (b) distributions to minority shareholders or equity holders of CIE related to the repurchase of CIE equity interests held by such holders, (c) certain tax payments, and (d) the Indemnity Escrow funds, as defined below. In connection with the SMG Business Sale Closing, CIE deposited into the CIE Escrow Account the portion of the Sale proceeds required by the CIE Proceeds Agreement. The funds in the CIE Escrow Account may only be released pursuant to the terms set forth in the CIE Proceeds Agreement. At September 30, 2016, the balance in the CIE Escrow Account was approximately $2,764.0 million, which is included as short-term Restricted cash in CGP LLC's Consolidated Condensed Balance Sheet.
In addition, CIE placed $264.0 million into escrow (the "Indemnity Escrow") to secure the potential indemnity claims of Purchaser for a period of twelve months from the SMG Business Sale Closing date pursuant to the terms of the Purchase Agreement. At September 30, 2016, the balance in the Indemnity Escrow was recorded on CGP LLC's Consolidated Condensed Balance Sheet as short-term Restricted cash and there were no indemnity claims made.
In connection with the SMG Business Sale Closing, CIE repurchased, immediately prior to the SMG Business Sale Closing, all of the shares of CIE common stock held by Rock Gaming Interactive LLC and by CIE's other minority investors (collectively, the "Minority Investors") for the right to receive cash payments representing the fair market value of such shares of CIE common stock at the SMG Business Sale Closing, determined as their pro-rata portion of the aggregate of (a) the Sale proceeds, (b) the fair market value of the WSOP and RMG businesses remaining with CIE following the Sale, and (c) CIE cash on hand at the SMG Business Sale Closing. The difference between the consideration paid and the carrying value of the minority interest was recorded as a reduction to Additional paid-in capital in CGP LLC's Consolidated Condensed Balance Sheet.
None of the outstanding CIE stock options, restricted stock units or warrants were assumed by the Purchaser in the Sale. In connection with the Sale, and pursuant to the permitted authority under the Purchase Agreement and CIE's Amended and Restated Management Equity Incentive Plan, CIE accelerated the vesting of all of the outstanding options, restricted stock units and warrants of CIE (collectively, "CIE Equity Awards"), and, effective immediately prior to the SMG Business Sale Closing, canceled all such CIE Equity Awards in exchange for the right to receive cash payments equal to the intrinsic value of such awards. Expense related to the acceleration of the vesting of the CIE Equity Awards for employees who had historically provided services to the SMG Business was recorded to Discontinued operations and the expense related to the acceleration of the vesting of the CIE Equity Awards for remaining CIE employees was recorded to Property, general, administrative and other in CGP LLC's Consolidated Condensed Statements of Operations and Comprehensive Income.
The total pro-rata share of Sale proceeds delivered to the former holders of CIE Equity Awards and Minority Investors is subject to any purchase price adjustment pursuant to the Purchase Agreement and the release of proceeds, if any, from the Indemnity Escrow at the end of the escrow period, and will be paid to the Minority Investors and the former holders of CIE Equity Awards as and when such amounts are paid to CIE under the Purchase Agreement. The total amount distributed to Minority Investors and former holders of CIE Equity Awards in connection with the SMG Business Sale Closing was approximately $1,052.4 million.
At September 30, 2016, CGP LLC has accrued approximately $87.6 million in Accrued expenses and other current liabilities on its Consolidated Condensed Balance Sheet, representing CGP LLC's best estimate of the amounts still due to former minority shareholders and former holders of CIE Equity Awards for any purchase price adjustments and the release of proceeds held in the Indemnity Escrow.
The following table represents the carrying amounts of assets and liabilities of the disposed SMG Business that are disclosed in the Consolidated Condensed Balance Sheet of CGP LLC as of December 31, 2015.

(In millions)	December 31, 2015
Carrying amounts of major classes of assets included as part of discontinued operations
Cash and cash equivalents	$111.0
Restricted cash	1.0
Receivables, net of allowance for doubtful accounts of $0.1	57.8
Prepayments and other current assets	5.8
Total current assets	175.6
Land, property and equipment, net	13.7
Goodwill	88.4
Intangible assets other than goodwill, net	45.1
Deferred tax assets	39.0
Deferred charges and other	1.7
Total non-current assets	187.9
Total assets of the SMG Business classified as held for sale (1)	$363.5

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accounts payable	$17.1
Payables to related parties	0.2
Accrued expenses and other current liabilities	37.8
Foreign tax payable	1.9
Total current liabilities	57.0
Deferred tax liabilities	1.3
Deferred credits and other	8.1
Total non-current liabilities	9.4
Total liabilities of the SMG Business classified as held for sale (1)	$66.4
_____________________________________________________

(1)	The assets and liabilities of the SMG Business classified as held for sale are classified as current in CGP LLC's December 31, 2015 Consolidated Condensed Balance Sheet.

The following table represents the carrying amounts of line items constituting Income from discontinued operations of the disposed SMG Business that are presented in the Consolidated Condensed Statements of Operations and Comprehensive Income of CGP LLC for the three and nine months ended September 30, 2016 and 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Revenues
Social and mobile games	$222.3	$183.5	$677.9	$526.5
Net revenues	222.3	183.5	677.9	526.5
Operating expenses
Platform fees	64.4	53.5	196.8	153.5
Property, general, administrative and other	341.4	66.7	532.1	186.2
Depreciation and amortization	5.3	6.9	19.5	22.2
Total operating expenses	411.1	127.1	748.4	361.9
(Loss)/income from operations	(188.8)	56.4	(70.5)	164.6
Interest expense, net of interest capitalized	0.2	0.1	0.2	(0.5)
Gain on sale of SMG Business	4,161.2	—	4,161.2	—
Income from discontinued operations before benefit from/(provision for) income taxes	3,972.6	56.5	4,090.9	164.1
Benefit from/(provision for) income taxes related to discontinued operations	46.8	(19.2)	(13.8)	(49.7)
Net income from discontinued operations	$4,019.4	$37.3	$4,077.1	$114.4